Exhibit 99.1

SUREWEST AUTHORIZES ADDITIONAL STOCK REPURCHASES

SOURCE: ROSEVILLE, Calif., Sept 23, 2010 - SureWest Communications (Nasdaq: SURW) announced today that on September 22, 2010, the Board of Directors authorized an increase of one million shares of the company’s common stock to the previously authorized repurchase program. This stock repurchase program was originally approved in February 2000, and expanded in June 2002 and November 2006. This additional authorization increases the total amount previously available for repurchase under the program from approximately 253,000 shares to approximately 1,253,000 shares. The shares will be purchased in compliance with Rule 10b-18 of the Securities Exchange Act of 1934.

SureWest shares will be repurchased periodically in open market transactions or privately negotiated transactions at SureWest’s discretion, and subject to market conditions and other factors, including black-out periods during which the company and its insiders are prohibited from trading in the company’s common stock. While black-out periods typically occur after the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the company may impose a black-out period at any time without advance public notice.

About SureWest

SureWest Communications (www.surewest.com) is a leading integrated communications provider and the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate” or “project,” or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company’s actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the greater Sacramento, California and greater Kansas City, Kansas and Missouri areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.